SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K

               [X] Current Report Pursuant to Section 13 OR 15(d)
                     of the Securities Exchange Act of 1934

                                 June 4, 1998
                                (Date of Report)

                         Commission file number: 0-28354

                             Great Lakes REIT, Inc.

             (Exact name of Registrant as specified in its Charter)

                Maryland                          36-3844714
        (State or other jurisdiction    (I.R.S. Employer identification no.)
         of incorporation organization)

               823 Commerce  Drive,  Suite 300, Oak Brook,  IL 60523
              (Address of principal executive offices)     (Zip Code)

                                (630) 368 - 2900
              (Registrant's telephone number, including area code)



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No






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ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS

ACQUISITIONS

On May 22, 1998, Great Lakes REIT, Inc., through its operating partnership, Great Lakes REIT, L.P., (collectively the "Company") acquired two four-story office buildings located in Englewood, Colorado, a suburb of Denver. The buildings are located at 116 and 183 Inverness Drive within the 980-acre Inverness Business Park approximately 25 minutes from downtown Denver.

116 Inverness Drive contains 204,998 rentable square feet and is currently 96% occupied. It is constructed of steel frame with reflective glass and quartz blue spandrel panels and contains a four-story atrium.

The 183 Inverness Drive building contains 183,895 rentable square feet and is currently 100% occupied. It has a steel frame construction with light gray reflective glass and Alucobond panels. The lobby floors and walls are flame-cut granite.


TERMS OF PURCHASE

116 and 183 Inverness Drive were purchased from an unaffiliated third-party for approximately $41.9 million including $543,000 reserved for capital costs.

In connection wit the purchase, the Company assumed a long-term mortgage loan in an amount of $12.4 million. This loan bears interest at 7.11% and matures on December 31, 2007. The Company also issued 48,447 operating partnership units valued at approximately $887,000 as part of the purchase. The balance of the purchase was financed by a draw on its unsecured bank line of credit in an amount of $27 million and from working capital reserves.


No information is required under Items 1, 3, 4, and 6 and these items have therefore been omitted.



By:/s/Richard L. Rasley
      Richard L. Rasley